News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
FIRST QUARTER 2010 RESULTS

•	Earnings per diluted share for first quarter 2010 of $0.41, down 11% from 2009
•	Sequential net income improvement of $15 million
•	Quarterly premium revenues of $965 million, up 13% over 2009
•	Aggregate membership up nearly 14% over first quarter 2009

Long Beach, California (May 5, 2010) – Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the first quarter ended March 31, 2010.

Net income for the quarter was $10.6 million, or $0.41 per diluted share, compared with net income of $12.2 million, or $0.46 per diluted share, for the quarter ended March 31, 2009.

“With our continued growth in enrollment, lower flu costs, and the introduction of Molina Medicaid Solutions, the year is off to a solid start,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc.  “We look forward to continuing our momentum throughout the rest of 2010 by offering our state partners and members a unique combination of high quality health care and information management services.”

2010 Guidance Update

On May 1st, 2010, the Company closed on its acquisition of the Health Information Management (HIM) business of Unisys Corporation (NYSE:UIS).  HIM will operate as a health information management subsidiary of Molina Healthcare under the name, Molina Medicaid Solutions.

The Company has revised its 2010 guidance to include the estimated operating results of Molina Medicaid Solutions.  The Company currently expects diluted earnings per share of $1.51 for the year, including the results of Molina Medicaid Solutions.  See page 5 for more details.

Overview of Financial Results

First Quarter 2010 Compared with Fourth Quarter 2009

Net income for the first quarter of 2010 increased $15.1 million from the fourth quarter of 2009.  Premium revenue was flat between the fourth quarter of 2009 and the first quarter of 2010 because a 1.9% increase in enrollment offset a 2.1% decline in per-member per-month, or PMPM, revenue.  The decrease in PMPM revenue was primarily the result of the transfer of responsibility for pharmacy costs from the Company’s Ohio health plan back to the state of Ohio effective February 1, 2010.  Medical care costs decreased nearly $20 million in the first quarter of 2010 compared with the fourth quarter of 2009, primarily due to a less severe flu season to date in 2010, and the transfer of pharmacy costs back to the state of Ohio.  The Company’s medical care ratio was 85.3% in the first quarter of 2010, compared with 87.5% in the fourth quarter of 2009.

-MORE-

MOH Reports First Quarter 2010 Results

May 5, 2010

First Quarter 2010 Compared with First Quarter 2009

Operating results for the first quarter of 2010 were most significantly impacted by the following:

•	Increased premium revenue due to higher enrollment, partially offset by lower revenue PMPM.
•
Lower PMPM medical costs due to a lower incidence of influenza-related illnesses in 2010, improved hospital utilization, the transfer of pharmacy costs back to the states of Ohio and Missouri, and various contracting and medical management initiatives implemented by the Company.

•	Higher administrative costs incurred for premium taxes, insurance assessments, and the support of Medicare and other programs not linked to the Medicaid risk business.
•	In the first quarter of 2009, the Company recognized a $1.5 million gain on the purchase of its convertible senior notes, with no comparable event in the first quarter of 2010.

Net income for the first quarter of 2010 was $10.6 million compared with net income of $12.2 million in the first quarter of 2009.

Premium revenue grew 12.6% in the first quarter of 2010 compared with the first quarter of 2009, due to a membership increase of nearly 14% as of March 31, 2010, compared with membership as of March 31, 2009.  On a PMPM basis, however, consolidated premium revenue decreased 0.8% because of declines in premium rates at several of the Company’s health plans.  The most significant declines in premium rates were in Ohio and Missouri, due to the transfer of pharmacy risk back to the states, and in Washington.

Investment income decreased to $1.5 million in the first quarter of 2010 compared with $3.5 million in the first quarter of 2009.  This decline was due primarily to lower interest rates.  The Company’s annualized portfolio yield for the quarter decreased to 0.8% compared with 1.9% for the first quarter of 2009.

Medical care costs, in the aggregate, decreased 1.7% on a PMPM basis in the first quarter of 2010 compared with the first quarter of 2009, primarily due to a less severe flu season in the first quarter of 2010, compared with the first quarter of 2009, the transfer of pharmacy risk back to the states of Ohio and Missouri, reductions in Medicaid fee schedules subsequent to the first quarter of 2009, and various contracting and medical management initiatives implemented by the Company.  Excluding pharmacy costs, medical care costs increased 1.7% on a PMPM basis in the first quarter of 2010 compared with the first quarter of 2009.  Medical care costs as a percentage of premium revenue (the medical care ratio) were 85.3% for the first quarter of 2010 compared with 86.1% for the first quarter of 2009.

Physician and outpatient costs increased 3.4% on a PMPM basis compared with the first quarter of 2009.  Emergency room utilization increased approximately 6% over the first quarter of 2009, while emergency room cost per visit dropped approximately 2%.  Despite the decrease in emergency room cost per visit, the Company continues to observe hospitals billing for more intensive levels of care in the first quarter of 2010 compared with the first quarter of 2009.

Inpatient facility costs were down 1.5% compared with the first quarter of 2009.  Both utilization and unit costs were relatively stable compared with the first quarter of 2009.

Pharmacy costs (including the benefit of rebates) decreased nearly 23% on a PMPM basis including the Missouri and Ohio health plans.  The pharmacy benefit was transferred to the state of Missouri effective October 1, 2009, and was transferred to the state of Ohio effective February 1, 2010.  Excluding these health plans, pharmacy costs increased 1.5% on a PMPM basis compared with the first quarter of 2009 as a result of slight increases in utilization and unit costs.

-MORE-

MOH Reports First Quarter 2010 Results

May 5, 2010

Capitated costs increased 2.1% on a PMPM basis compared with the first quarter of 2009 as a result of rate increases received for members capitated on a percentage of premium basis at the New Mexico health plan, subsequent to the first quarter of 2009, and the transition of members into capitated arrangements at the California health plan throughout 2009.

Days in medical claims and benefits payable – Beginning January 1, 2010, and for all prior periods presented, the Company is reporting days in medical claims and benefits payable relating to fee-for-service medical claims only.  This new computation includes only fee-for-service medical care costs and medical claims that are incurred but not paid (IBNP), and therefore calculates the extent of reserves for those liabilities that are most subject to estimation risk.

The days in medical claims and benefits payable amount previously reported included all medical care costs (fee-for-service, capitation, pharmacy, and administrative), and all medical claims liabilities, including those liabilities that are typically paid concurrently, or shortly after the costs are incurred, such as capitation cost and pharmacy costs.  Medical claims liabilities in this calculation does not include accrued costs – such as salaries – associated with the administrative portion of medical costs.

By including only fee-for-service medical costs and liabilities in this computation, the Company’s days in claims payable metric will be more indicative of the adequacy of the Company’s reserves for liabilities subject to a substantial degree of estimation.  The days in medical claims and benefits payable computed under each method were as follows:

	March 31, 2010	Dec. 31, 2009	March 31, 2009
Days in claims payable – fee-for-service only	44 days	44 days	51 days

Days in claims payable – all medical costs	37 days	37 days	42 days

Core G&A expenses (defined as G&A expenses less premium taxes) were 8.2% of revenue in the first quarter of 2010 compared with 7.6% in the first quarter of 2009 and 8.0% in the fourth quarter of 2009.  The year-over-year increase in the core G&A ratio was primarily due to costs associated with insurance assessments and the support of Medicare and other programs not linked to the Medicaid risk business.  On a PMPM basis, core G&A increased to $17.82 in the first quarter of 2010 compared with $16.76 in the first quarter of 2009, and was consistent with $17.83 in the fourth quarter of 2009.  Net of the incremental cost of insurance assessments and the cost of supporting new programs, core G&A PMPM would have been unchanged for the first quarter of 2010, compared with the first quarter of 2009.

Premium tax expense increased to 3.5% of revenue in the first quarter of 2010 from 3.1% in the first quarter of 2009, primarily due to the imposition of a higher premium tax rate in Ohio effective October 1, 2009.

Income tax expense was recorded at an effective rate of 38.0% in the first quarter of 2010 compared with 38.2% in the first quarter of 2009.  Effective January 1, 2008 through December 31, 2009, the Company’s income tax expense included both the Michigan business income tax, or BIT, and the Michigan modified gross receipts tax, or MGRT.  Effective January 1, 2010, the Company has recorded the MGRT as a premium tax and not as an income tax.  The Company will continue to record the BIT as an income tax.  For the three months ended March 31, 2009, premium tax expense (included in general and administrative expenses) and income tax expense have been reclassified to conform to this presentation.  The MGRT amounted to $1.5 million for the first quarter of 2010 and $1.0 million for the first quarter of 2009.  There was no impact to net income for either period presented relating to this change.

-MORE-

MOH Reports First Quarter 2010 Results

May 5, 2010

Generally, the MGRT is a 0.976% tax (statutory rate of 0.8% plus 21.99% surtax) on modified gross receipts, which for most taxpayers are defined as receipts less purchases from other firms.  Managed care organizations, however, are not currently allowed to deduct payments to providers in determining modified gross receipts.  As a result, the MGRT is 0.976% of the Michigan plan’s receipts and does not vary with levels of pretax income or margins.  The Company believes that presentation of the MGRT as a premium tax produces financial statements that are more useful to the reader.

Cash Flow

Cash flow from operations was $(26.5) million, primarily as a result of a $90.7 million decrease in deferred revenue from December 31, 2009.  In 2009, the state of Ohio typically paid premiums in advance of the month the premium was earned.  Beginning in January 2010, the state of Ohio has delayed its premium payments to mid-month for the month premium is earned. Therefore, only two monthly premium payments were received by the Ohio plan during the first quarter of 2010.  The Company does not anticipate any advance payments for the Ohio plan’s premiums during 2010.

At March 31, 2010, the Company had cash and investments (not including restricted investments) of $669.8 million, including non-current auction rate securities with a fair value of $55.6 million.  At March 31, 2010, the parent company had unrestricted cash and investments of $79.7 million, including auction rate securities with a fair value of $14.9 million.

EBITDA (1)

(in thousands)	Three Months Ended March 31,
	2010	2009
Operating income	$20,438	$23,161
Add back:
Depreciation and amortization expense	10,061	9,052
EBITDA	$30,499	$32,213

(1)
The Company calculates EBITDA by adding back depreciation and amortization expense to operating income.  EBITDA is not prepared in conformity with GAAP since it excludes the provisions for income taxes, interest expense, and depreciation and amortization expense.  This non-GAAP financial measure should not be considered as an alternative to net income, operating income, operating margin, or cash provided by operating activities.  Management uses EBITDA as a metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in our industry.

-MORE-

MOH Reports First Quarter 2010 Results

May 5, 2010

Fiscal Year 2010 Guidance

For the year ended December 31, 2010, the Company currently expects the financial results shown below (all amounts are approximate):

	Molina Health Plans (1)	Molina Medicaid Solutions (2)	Transaction, Financing and Amortization Costs (3)	Molina Healthcare, Inc.
	(Amounts in thousands, except per-share data)
Revenue:
Premium revenue	$3,917,000	$–	$–	$3,917,000
Service revenue	–	103,200	–	103,200
Investment income	6,000	–	–	6,000
Total operating revenue	3,923,000	103,200	–	4,026,200

Expenses:
Medical care costs	3,340,000	–	–	3,340,000
Cost of service revenue	–	85,500	–	85,500
Core general and administrative expenses	316,000	11,900	3,100	331,000
Premium tax expense	138,600	–	–	138,600
Depreciation and amortization	42,000	–	6,800	48,800
Total expenses	3,836,600	97,400	9,900	3,943,900

Operating income (loss)	86,400	5,800	(9,900)	82,300
Financing costs	–	–	(1,700)	(1,700)
Interest expense	(13,500)	–	(3,000)	(16,500)

Income (loss) before income taxes	72,900	5,800	(14,600)	64,100
Income tax expense (benefit)	27,700	2,200	(5,500)	24,400
Net income (loss)	$45,200	$3,600	$(9,100)	$39,700

Diluted earnings (loss) per share	$1.72	$0.14	$(0.35)	$1.51

Weighted average number of common shares and potentially dilutive common shares outstanding				26,300
Effective tax rate				38.1%

Operating Statistics:
Medical care ratio	85.3%
General and administrative expense ratio excluding premium taxes (core G&A ratio)	8.1%
Premium taxes included in G&A expense	3.5
Total general and administrative expense ratio	11.6%

Member months	18,214
Ending membership	1,576

(1)
Represents expected results of operations of the Company’s historical business in its entirety for the period January 1, 2010 through December 31, 2010.  Includes all health plans and administrative functions, as well as interest costs on the Company’s convertible senior notes.

(2)
Represents expected results of operations of Molina Medicaid Solutions from May 1, 2010 through December 31, 2010, except amortization of identifiable intangible assets acquired in the acquisition of the Health Information Management (HIM) business of Unisys Corporation effective May 1, 2010. Assumes that operations commence under Idaho and Maine contracts effective June 1, 2010 and August 1, 2010, respectively.  Assumes that revenue of approximately $10 million received by Maine operations during 2010 will be recognized in 2010.

(3)
Represents expected transaction and financing costs of the acquisition of HIM that will be recognized from May 1, 2010 through December 31, 2010.  Also includes expected amortization expense associated with the amortization of identifiable intangible assets acquired in the acquisition of HIM based upon a preliminary valuation.

-MORE-

MOH Reports First Quarter 2010 Results

May 5, 2010

Conference Call

The Company’s management will host a conference call and webcast to discuss its first quarter results and the HIM acquisition at 5:00 p.m. Eastern Time on Wednesday, May 5, 2010.  The number to call for the interactive teleconference is (212) 231-2938.  A live webcast of the call can be accessed on the Company’s website at www.molinahealthcare.com, or at www.earnings.com.  An online replay will be available beginning about one hour following the conclusion of the call and webcast. A telephonic replay of the call will be available from 7:00 p.m. Eastern time on Wednesday, May 5, 2010, through 6:00 p.m. on Thursday, May 6, 2010, by dialing (800) 633-8284 and entering confirmation number 21462927.

About Molina Healthcare

Molina Healthcare, Inc. and its health plan subsidiaries provide managed care services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals.  Molina Healthcare’s licensed health plan subsidiaries in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, and Washington currently serve approximately 1.5 million members.  With the addition of Molina Medicaid Solutions, Molina Healthcare will also offer health information management and business process outsourcing solutions for state Medicaid programs.  More information about Molina Healthcare is available at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s expected results for fiscal year 2010 and other plans, expectations, and anticipated future events. All of our forward-looking statements are based on our current expectations and assumptions. Actual results could differ materially due to numerous known and unknown risks and uncertainties, including, without limitation, risk factors related to the following:

▪
budgetary pressures on the federal and state governments and their resulting inability to fully fund Medicaid, Medicare, or CHIP, or to maintain current payment rates, benefit packages, or membership eligibility thresholds and criteria;

▪
uncertainties regarding the impact of the recently enacted Patient Protection and Affordable Care Act, including the funding provisions related to health plans, and uncertainties regarding the likely impact of other federal or state health care and insurance reform measures;

▪	management of our medical costs, including rates of utilization that are consistent with our expectations;
▪	management of our medical costs, including rates of utilization that are consistent with our expectations;
▪	the continuation and renewal of the government contracts of our health plans;
▪	the integration of the HIM business of Molina Medicaid Solutions, including its employees, systems, and operations;
▪	the retention and renewal of the Molina Medicaid Solutions’ state government contracts on terms consistent with our expectations;
▪	the accuracy of our operating cost and capital outlay projections for Molina Medicaid Solutions;
▪
the timing of receipt and recognition of revenue under our various state contracts held by Molina Medicaid Solutions, including any changes to the anticipated start dates of operation at our Maine and Idaho locations;

▪	cost recovery efforts by the state of Michigan from Michigan health plans with respect to allegedly incorrect statewide rates and enrollment errors;
▪	the establishment of a federal or state medical cost expenditure floor as a percentage of the premiums we receive;
▪	the required establishment of a premium deficiency reserve in any of the states in which we operate;
▪	up-coding by providers or billing in a manner at material variance with historic patterns;
▪	approval by state regulators of dividends and distributions by our subsidiaries;
▪	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
▪	high dollar claims related to catastrophic illness;
▪	the favorable resolution of litigation or arbitration matters;

and numerous other risk factors, including those discussed in our periodic reports and filings with the Securities and Exchange Commission. These reports can be accessed under the investor relations tab of our Company website or on the SEC’s website at www.sec.gov. Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward‐looking statements in this release represent our judgment as of May 5, 2010, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

-MORE-

MOH Reports First Quarter 2010 Results

May 5, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended March 31,
	2010	2009 (1)
Revenue:
Premium revenue	$965,220	$857,484
Investment income	1,521	3,547
Total operating revenue	966,741	861,031

Expenses:
Medical care costs	822,816	737,888
General and administrative expenses (1)	113,426	92,462
Depreciation and amortization	10,061	9,052
Total expenses	946,303	839,402
Gain on purchase of convertible senior notes	–	1,532
Operating income	20,438	23,161
Interest expense	(3,357)	(3,415)

Income before income taxes	17,081	19,746
Income tax expense (1)	6,491	7,535
Net income	$10,590	$12,211

Net income per share:
Basic	$0.41	$0.46
Diluted	$0.41	$0.46

Weighted average number of common shares and potentially dilutive common shares outstanding	25,837	26,561

Operating Statistics:
Ratio of medical care costs paid directly to providers to premium revenue	83.2%	84.0%
Ratio of medical care costs not paid directly to providers to premium revenue	2.1	2.1
Medical care ratio (2)	85.3%	86.1%
General and administrative expense ratio excluding premium taxes (core G&A ratio) (3)	8.2%	7.6%
Premium taxes included in G&A expense (3)	3.5	3.1
Total general and administrative expense ratio (3)	11.7%	10.7%
Depreciation and amortization expense ratio (3)	1.0%	1.1%
Effective tax rate (1)	38.0%	38.2%

(1)
Effective January 1, 2010, the Company has recorded the MGRT as a premium tax and not as an income tax.  For the three months ended March 31, 2009, premium tax expense (included in general and administrative expenses) and income tax expense have been reclassified to conform to this presentation.

(2)	Medical care ratio represents medical care costs as a percentage of premium revenue.
(3)	Computed as a percentage of total operating revenue.

-MORE-

MOH Reports First Quarter 2010 Results

May 5, 2010
MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per-share data)

	March 31, 2010	Dec. 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$438,281	$469,501
Investments	175,911	174,844
Receivables	128,600	136,654
Income and related taxes refundable	3,132	6,067
Deferred income taxes	4,279	8,757
Prepaid expenses and other current assets	15,051	15,583
Total current assets	765,254	811,406
Property and equipment, net	77,879	78,171
Goodwill and intangible assets, net	210,605	214,254
Investments	55,580	59,687
Restricted investments	36,930	36,274
Receivable for ceded life and annuity contracts	25,378	25,455
Other assets	19,322	19,988
	$1,190,948	$1,245,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$326,973	$316,516
Accounts payable and accrued liabilities	86,033	71,732
Deferred revenue	11,321	101,985
Total current liabilities	424,327	490,233
Long-term debt	160,143	158,900
Deferred income taxes	11,201	12,506
Liability for ceded life and annuity contracts	25,378	25,455
Other long-term liabilities	16,073	15,403
Total liabilities	637,122	702,497

Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized, outstanding 25,728 shares at March 31, 2010, and 25,607 shares at December 31, 2009	26	26
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares outstanding	−	−
Additional paid-in capital	130,272	129,902
Accumulated other comprehensive loss	(1,684)	(1,812)
Retained earnings	425,212	414,622
Total stockholders’ equity	553,826	542,738
	$1,190,948	$1,245,235

-MORE-

MOH Reports First Quarter 2010 Results

May 5, 2010
MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2010	2009
Operating activities:
Net income	$10,590	$12,211
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,061	9,052
Unrealized gain on trading securities	(540)	(3,639)
Loss on rights agreement	493	3,323
Deferred income taxes	3,094	4,988
Stock-based compensation	2,136	1,434
Non-cash interest on convertible senior notes	1,243	1,194
Gain on purchase of convertible senior notes	−	(1,532)
Amortization of deferred financing costs	344	352
Tax deficiency from employee stock compensation recorded as additional paid-in capital	(353)	(533)
Changes in operating assets and liabilities:
Receivables	8,054	(29,613)
Prepaid expenses and other current assets	532	(2,912)
Medical claims and benefits payable	10,457	19,185
Accounts payable and accrued liabilities	15,134	(2,922)
Deferred revenue	(90,664)	52,968
Income taxes	2,935	3,359
Net cash (used in) provided by operating activities	(26,484)	66,915

Investing activities:
Purchases of property and equipment	(5,976)	(10,367)
Purchases of investments	(49,439)	(48,127)
Sales and maturities of investments	53,226	35,627
Cash paid in business purchase transactions	(2,430)	−
(Increase) decrease in restricted investments	(656)	445
Increase in other assets	(244)	(1,708)
Increase (decrease) in other long-term liabilities	670	(131)
Net cash used in investing activities	(4,849)	(24,261)

Financing activities:
Treasury stock purchases	−	(14,976)
Purchase of convertible senior notes	−	(9,653)
Excess tax benefits from employee stock compensation	113	−
Net cash provided by (used in) financing activities	113	(24,629)
Net (decrease) increase in cash and cash equivalents	(31,220)	18,025
Cash and cash equivalents at beginning of period	469,501	387,162
Cash and cash equivalents at end of period	$438,281	$405,187

-MORE-

MOH Reports First Quarter 2010 Results

May 5, 2010
MOLINA HEALTHCARE, INC.
UNAUDITED MEMBERSHIP DATA

Total Ending Membership By Health Plan:	March 31, 2010	Dec. 31, 2009	March 31, 2009
California	353,000	351,000	327,000
Florida	52,000	50,000	17,000
Michigan	226,000	223,000	207,000
Missouri	78,000	78,000	77,000
New Mexico	92,000	94,000	83,000
Ohio	228,000	216,000	190,000
Texas	40,000	40,000	33,000
Utah	75,000	69,000	60,000
Washington	338,000	334,000	309,000
Total	1,482,000	1,455,000	1,303,000

Total Ending Membership By State for the Medicare Advantage Plans:
California	2,700	2,100	1,500
Florida	300	–	–
Michigan	4,200	3,300	2,000
New Mexico	600	400	400
Texas	500	500	400
Utah	7,100	4,000	2,800
Washington	1,600	1,300	1,000
Total	17,000	11,600	8,100

Total Ending Membership By State for the Aged, Blind or Disabled Population:
California	13,400	13,900	12,600
Florida	8,900	8,800	4,200
Michigan	32,700	32,200	30,100
New Mexico	5,800	5,700	6,200
Ohio	26,700	22,600	19,700
Texas	18,100	17,600	16,700
Utah	7,900	7,500	7,500
Washington	3,500	3,200	3,000
Total	117,000	111,500	100,000

Total Member Months (1) by Health Plan:
California	1,062,000	1,059,000	980,000
Florida	154,000	141,000	61,000
Michigan	675,000	651,000	620,000
Missouri	234,000	232,000	231,000
New Mexico	280,000	279,000	248,000
Ohio	673,000	637,000	560,000
Texas	121,000	119,000	98,000
Utah	221,000	206,000	184,000
Washington	1,007,000	997,000	919,000
Total	4,427,000	4,321,000	3,901,000

(1)	A total member month is defined as the aggregate of each month’s ending membership for the period presented.

-MORE-

MOH Reports First Quarter 2010 Results

May 5, 2010
MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Dollars in thousands except per member per month amounts)

	Three Months Ended March 31, 2010
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense (2)
	Total	PMPM	Total	PMPM
California	$123,910	$116.67	$107,561	$101.28	86.8%	$1,628
Florida	39,088	253.45	34,687	224.91	88.7	6
Michigan (1)	155,345	230.13	125,449	185.85	80.8	9,939
Missouri	52,143	223.01	43,516	186.11	83.5	–
New Mexico	95,598	341.02	74,015	264.03	77.4	2,004
Ohio	218,363	324.35	172,625	256.41	79.1	17,005
Texas	39,200	324.08	32,331	267.29	82.5	681
Utah	58,540	265.51	61,460	278.76	105.0	–
Washington	181,054	179.84	163,510	162.42	90.3	3,262
Other (2)	1,979	–	7,662	–	–	21
Consolidated	$965,220	$218.04	$822,816	$185.87	85.3%	$34,546

	Three Months Ended March 31, 2009
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense (2)
	Total	PMPM	Total	PMPM
California	$110,035	$112.29	$103,973	$106.10	94.5%	$3,316
Florida	19,691	323.89	17,768	292.25	90.2	–
Michigan (1)	132,765	213.98	109,995	177.28	82.9	7,838
Missouri	58,707	254.00	46,974	203.24	80.0	–
New Mexico	81,818	329.68	72,021	290.20	88.0	2,093
Ohio	187,222	334.13	157,780	281.58	84.3	10,192
Texas	33,011	338.14	27,406	280.73	83.0	684
Utah	50,618	275.11	44,263	240.57	87.5	–
Washington	180,704	196.66	149,545	162.75	82.8	2,947
Other (2)	2,913	–	8,163	–	–	(15)
Consolidated	$857,484	$219.73	$737,888	$189.09	86.1%	$27,055

(1)
Effective January 1, 2010, the Company has recorded the Michigan gross receipts tax, or MGRT, as a premium tax and not as an income tax.  The 2009 amounts have been reclassified to conform to this presentation.

(2)	“Other” medical care costs primarily include medically related administrative costs at the parent company.

-MORE-

MOH Reports First Quarter 2010 Results

May 5, 2010
MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Dollars in thousands except per member per month amounts)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended March 31, 2010			Three Months Ended March 31, 2009
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$566,879	$128.06	68.9%	$489,141	$125.35	66.3%
Capitation	137,132	30.98	16.7	118,414	30.34	16.1
Pharmacy	90,071	20.35	10.9	102,638	26.30	13.9
Other	28,734	6.48	3.5	27,695	7.10	3.7
Total	$822,816	$185.87	100.0%	$737,888	$189.09	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	March 31, 2010	Dec. 31, 2009	March 31, 2009
Fee-for-service claims incurred but not paid (IBNP)	$260,456	$246,508	$247,111
Capitation payable	42,461	39,995	31,815
Pharmacy payable	16,196	20,609	24,047
Other	7,860	9,404	8,654
Total medical claims and benefits payable	$326,973	$316,516	$311,627

-MORE-

MOH Reports First Quarter 2010 Results

May 5, 2010
MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands, except per-member amounts)
(Unaudited)

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The negative amounts displayed for “Components of medical care costs related to: Prior periods” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period exceeded the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The following table shows the components of the change in medical claims and benefits payable as of the periods indicated:

	Three Months Ended March 31,		Year Ended Dec. 31,
	2010	2009	2009
Balances at beginning of period	$316,516	$292,442	$292,442
Components of medical care costs related to:
Current period	861,271	780,112	3,227,794
Prior periods	(38,455)	(42,224)	(51,558)
Total medical care costs	822,816	737,888	3,176,236
Payments for medical care costs related to:
Current period	581,389	510,075	2,919,240
Prior periods	230,970	208,628	232,922
Total paid	812,359	718,703	3,152,162
Balances at end of period	$326,973	$311,627	$316,516

Benefit from prior period as a percentage of:
Balance at beginning of period	12.1%	14.4%	17.6%
Premium revenue	4.0%	4.9%	1.4%
Total medical care costs	4.7%	5.7%	1.6%

Days in claims payable, fee for service only	44	51	44
Number of members at end of period	1,482,000	1,303,000	1,455,000
Number of claims in inventory at end of period	153,700	158,900	93,100
Billed charges of claims in inventory at end of period	$194,000	$208,900	$131,400
Claims in inventory per member at end of period	0.10	0.12	0.06
Billed charges of claims in inventory per member at end of period	$130.90	$160.32	$90.31
Number of claims received during the period	3,493,300	3,051,600	12,930,100
Billed charges of claims receivedduring the period	$2,760,500	$2,280,100	$9,769,000

-END-